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                                                                   EXHIBIT 23.3

                      [Letterhead of Cushman & Wakefield]

                               October 16, 1997

Mr. Steven R. Layton
President and Chief Operating Officer
LBA Properties, Inc.
4440 Von Karman Avenue
Suite 150
Newport Beach, CA 92660

Dear Mr. Layton:

  In connection with the initial public offering of common stock by LBA Properties Inc., we hereby consent to the use of our report and our name in the Registration Statement on Form S-11, to the reference to us as experts in the section therein under the caption "Experts" and to the filing of our report as an exhibit to the Registration Statement.

Sincerely,

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

/s/ James W. Myers, MAI
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James W. Myers, MAI
Senior Director